Exhibit 4.19

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) are the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of July 19, 2022 (the “Effective Date”), by and between LUMIRADX LIMITED (registered number 314391), a public limited company incorporated in the Cayman Islands whose registered office is c/o Ocorian Trust (Cayman) Limited, PO Box 1350, Windward 3, Regatta Office Park, Grand Cayman KY1-1108 Cayman Islands (the “Company”), and the BILL & MELINDA GATES FOUNDATION, a Washington charitable trust that is a tax-exempt private foundation organized and existing under the laws of Washington and having its principal place of business at 500 Fifth Avenue North, Seattle, Washington 98109, United States (“Subscriber”).

BACKGROUND

(A) WHEREAS, Subscriber and the Company are parties to an Amended and Restated Letter Agreement, dated October 17, 2019 (the “Cooperation Agreement”), pursuant to which the Company has agreed to certain global access commitments, including, inter alia: (i) in relation to the development by the Company of an HIV viral load assay and the development of a manufacturing, commercialization and distribution strategy for point-of-care diagnostics within low and middle income countries, including the HIV viral load assay; (ii) to provide an option for Subscriber to continue to provide funding to advance the HIV viral load assay through commercialization and launch; (iii) to provide an option for Subscriber to fund up to five additional assay products; (iv) to provide an option for Subscriber to fund a project to accelerate commercialization of the Company’s products in certain specified low and middle income countries; (v) to conduct certain activities in respect of partnering with health systems for low income people in challenging markets; and (vi) to develop the next-generation “V7” diagnostic instrument that is low-cost, robust and appropriate for all clinical settings.

(B) WHEREAS, in furtherance of its charitable mission, Subscriber desires to provide additional funding to the Company to be used by the Company solely for the purpose of providing continued support for the commercialization of the Company’s products in certain specified low- and middle-income countries, additional support for the Company’s tuberculosis program and additional support for further assay and/or instrument development.

(C) Accordingly, the Company and Subscriber desire to enter into this Agreement, pursuant to which Subscriber agrees to subscribe for US$25,000,000 of the Company’s common shares, par value $0.0000028 per common share (“Common Shares”), in a private placement and the Company and the Subscriber agree to enter into a further amendment and restatement of the Cooperation Agreement (the “Amended and Restated Agreement”) (the agreed form of which is set out in the Schedule to this Agreement).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    SUBSCRIPTION. Subject to the terms and conditions hereof, Subscriber shall, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), subscribe for that number of Common Shares, rounded down to avoid fractional Common Shares being issued (the “Securities”), determined by dividing US$25,000,000 (the “Subscription Amount”), by the price per Common Share at which the Common Shares are offered to the public in the Company’s proposed registered offering of Common Shares (the “Offering”) pursuant to the Form F-1 Registration Statement to be filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection therewith (the “Registration Statement”), as amended, as set forth on the cover page of the final prospectus for the Offering (the “Offering Price”).

2.    AGREEMENT TO SUBSCRIBE.

2.1    Subscription for Securities. Subject to the terms and conditions hereof, Subscriber hereby applies for and agrees to subscribe for, and the Company accepts such application and will allot and issue to the Subscriber, in a private placement exempt from the registration requirements of the Securities Act, the Securities at a subscription price per Common Share equal to the Offering Price.

2.2    Closing Date. The subscription for the Securities (the “Closing”) shall take place, subject to the satisfaction or waiver of the Conditions (other than those Conditions that are to be satisfied on the Closing) on the first business day following the satisfaction of the Conditions (or at such other date as agreed between the Company and the Subscriber) remotely via the exchange of documents (the date of such Closing is hereinafter referred to as the “Closing Date”).

2.3    Actions by Subscriber and the Company at Closing. At the Closing, (i) the Subscriber shall pay the Subscription Amount by wire transfer of immediately available funds to an account specified in writing by the Company and, subject to receipt thereof, the Company will procure the allotment of and will issue and deliver, or cause to be delivered, the Securities to the Subscriber in book-entry form and provide evidence of the same to the Subscriber, no later than five business days after the Closing Date; and (ii) the Company and the Subscriber shall enter into the Amended and Restated Agreement and deliver to each other a duly executed counterpart of such Amended and Restated Agreement.

3.    WARRANTIES OF THE COMPANY.

Except as may be disclosed separately by the Company to the Subscriber on or prior to the date hereof, the Company hereby warrants to Subscriber as follows as of the date hereof and as of the Closing Date (except for the warranties that speak as of a specific date, which shall be made as of such date):

3.1    Organization; Qualification. The Company is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as now conducted. The Company has at all times complied with all provisions of its articles of association (the “Articles”) and is not in default under, or in violation of, any provision of the Articles. The Company is not, and has never been, a “shell company,” as described in paragraphs (i)(1)(i) and (ii) of Rule 144 promulgated under the Securities Act.

3.2    Capitalization. The issued and outstanding share capital of the Company as of March 31, 2022 was comprised of 68,341,044 Common Shares and 185,343,353 A ordinary shares, par value $0.0000028 per ordinary share (“Ordinary Shares”), and, as of such date, there were no securities convertible, exercisable or exchangeable into shares in the Company other than: (i) 11,163,930 Common Shares issuable upon the exercise of outstanding stock options; (ii) 80,667,058 Ordinary Shares issuable upon the exercise of outstanding stock options; (iii) 13,578,241 Common Shares issuable upon the exercise of outstanding warrants; (iv) 5,403,892 Ordinary Shares issuable upon the exercise of outstanding warrants; and (v) 6,126,554 Common Shares reserved for issuance upon conversion of the 6.0% Convertible Senior Subordinated Notes due 2027 (the “Convertible Notes”) assuming the initial conversion rate of 108.4346 Common Shares per $1,000 principal amount of Convertible Notes, as provided for in the indenture governing the Convertible Notes. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and are validly issued, fully paid and nonassessable. None of such shares were issued in violation of any preemptive rights or other similar rights of third parties and such shares were issued in compliance with applicable state and federal securities laws.

3.3    Authorization; Binding Obligations. The Company has all requisite power and authority to execute and deliver this Agreement and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions contained herein and all related transactions and to perform its obligations hereunder. This Agreement and the allotment, issuance, and delivery of the Securities have been duly authorized by any necessary action on the part of the Company, and this Agreement has been duly executed by the Company and constitutes the valid and legally binding obligation of the Company enforceable in accordance with its terms and conditions. The authorization, allotment, issuance, and delivery of the Securities have been duly authorized by any requisite action of the Company’s board of directors (the “Board”) and shareholders.

3.4    Valid Issuance of the Securities; Exemption from Registration. When issued in accordance with this Agreement, the Securities will be (i) duly and validly issued, fully paid, free of any liens, options, encumbrances, proxies, adverse claims or restrictions imposed by the Company except as set forth in applicable law or the Articles and (ii) assuming the accuracy of the Subscriber’s warranties in this Agreement at the time of such issuance, exempt from registration and/or qualification under the Securities Act and all applicable U.S. state securities laws, and issued in compliance with all applicable securities laws.

3.5    Non-Contravention. No consent, approval, notice, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. or Cayman Islands governmental authority (other than filings required to be made in accordance with the Companies Act (as revised) of the Cayman Islands, pursuant to applicable state or federal securities laws, or the rules and regulations of The NASDAQ Stock Market) on the part of the Company is required in connection with (i) the authorization and execution of this Agreement or (ii) the authorization, allotment and issuance of the Securities pursuant to this Agreement. The Company is not in violation or default of any instrument, judgment, order, writ, decree or contract to which the Company is a party or by which the Company is bound or of any provision of any statute, rule or regulation applicable to the Company, which violation or default would materially and adversely affect the business of the Company.

3.6    Compliance with Securities Laws; No Integration. Assuming the accuracy of the Subscriber’s warranties, the allotment and issuance of the Securities will not be in violation of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any US state securities laws, or the Articles, when allotted and issued in accordance with this Agreement. Neither the Company nor its subsidiaries or any controlled affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any Common Shares under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) and Regulation D of the Securities Act for the exemption from registration of Securities issued pursuant to a private placement, as contemplated by this Agreement, or would otherwise require registration of the Securities under the Securities Act as an integrated offering.

3.7    Investment Company. The Company is not and, immediately after giving effect to the offering, allotment and issue of the Securities, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

3.8    No General Solicitation. Neither the Company nor its subsidiaries or any controlled affiliates, nor any person acting on its or their behalf, has offered or sold any of the Securities by any form of general solicitation or general advertising.

3.9    F-1 Registration Statement. The Registration Statement, when filed, will conform, and the final prospectus forming a part of the Registration Statement (the “Prospectus”) and any further amendments or supplements to the Registration Statement or the Prospectus, will conform, in all material respects, to the requirements of the Securities Act and the rules and regulations of the Commission thereunder and will not, as of the applicable effective date as to the Registration Statement and any amendment thereto, and as of its date as to the Prospectus and any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

3.10    “Bad Actor” Status. Neither the Company nor any of its Rule 506(d) Related Parties (as defined below) is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of the Securities Act.

4.    WARRANTIES OF SUBSCRIBER.

4.1    Investment Warranties.

(a)    The Subscriber warrants to the Company that: (i) it is an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act; (ii) it has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development, so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof; (iii) it has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management; and (iv) its financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and can bear the loss of the entire investment in such securities.

(b)    This Agreement is made in reliance upon the Subscriber’s express representations that (i) the Securities being subscribed for by such Subscriber are being acquired for such Subscriber’s own account (and not on behalf of any other person or entity) and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of distributing or selling the Securities or any portion thereof, (ii) the Subscriber was not organized for the specific purpose of acquiring the Securities and (iii) the Securities will not be sold by the Subscriber without registration under the Securities Act and applicable state securities laws, or an exemption therefrom. The Subscriber is not a broker-dealer registered with the Commission under the Exchange Act or an entity engaged in a business that would require it to be so registered.

(c)    Subject to Section 6.3, the Subscriber understands that until such time as the Securities shall have been registered under the Securities Act and applicable state securities laws or shall have been transferred in accordance with an opinion of counsel reasonably satisfactory to the Company that such registration is not required, stop transfer instructions will be issued to the Company’s transfer agent, and any certificate or certificates and any book-entry representing such Securities shall bear a restrictive legend stating that such Securities have not been registered under the Securities Act and applicable state securities laws and referring to restrictions on the transferability and sale thereof. The Subscriber further understands that its warranties hereunder will not preclude disposition of the Securities without registration thereof, in compliance with Rule 144 promulgated under the Securities Act (“Rule 144”).

4.2    Receipt of Information. The Subscriber believes it has received all the information the Subscriber considers necessary or appropriate for deciding whether to purchase the Securities. Subscriber has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement, the subscription for the Securities, the Company’s business, operations, market potential, capitalization, financial condition and prospects, and all other matters deemed relevant by the Subscriber. The foregoing, however, does not limit or modify the warranties of the Company in Section 3 of this Agreement.

4.3    Authorization. The Subscriber has all requisite power and authority to execute and deliver this Agreement. This Agreement constitutes the valid and legally binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms.

4.4    “Bad Actor” Status. Subscriber hereby warrants that neither it nor any of its Rule 506(d) Related Parties is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act.

4.5    Legends. Subscriber understands that the Securities will be characterized as “restricted securities” under the US federal securities laws and agrees that the certificates or book-entry confirmations evidencing or confirming the Securities, or any other securities issued in respect of the Securities upon any share split, share consolidation, recapitalization, or similar event, shall bear the restrictive legend in substantially the following form, subject to Section 6.3.

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, RELATED THERETO AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, A VALID EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.”

5.    CONDITIONS TO CLOSING (THE “CONDITIONS”).

5.1    Conditions to Subscriber’s Obligations at the Closing. The obligations of Subscriber under this Agreement are subject to the satisfaction (or, if permitted by law, waiver in writing by the Subscriber), at or prior to the Closing Date, of the following conditions:

(a)    Qualifying Financing. Following the date of this Agreement and at or prior to the Closing, the Company shall have received gross proceeds in an aggregate amount equal to or greater than US$75,000,000 (or its equivalent in another currency or currencies) through the sale of Common Shares, excluding the proceeds to be received pursuant to this Agreement and the Company shall have provided evidence of the receipt of such amount of gross proceeds that is acceptable to the Subscriber.

(b)    No Injunction, etc. No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement. No action or claim shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would be reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have the effect of making illegal the purchase of, or payment for, any of the Securities by the Subscriber.

(c)    Warranties True. The warranties in Section 3 made by the Company shall be true and correct in all material respects (except for such warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such warranties had been made on and as of such date, except to the extent expressly made as of a specified date, which shall be true and correct as of such date.

(d)    Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

(e)    Securities Law Compliance. The offer and sale of the Securities to the Subscriber pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

(f)    Consents, Permits, and Waivers. All consents, permits and waivers, if any, of any governmental authority or regulatory body that are required in connection with the transactions contemplated by this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

(g)    Documents. The Company shall deliver or procure the delivery to the Subscriber of the Amended and Restated Agreement, duly executed by the Company.

5.2    CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company under this Agreement are subject to the satisfaction (or, if permitted by law, waiver in writing by the Company), on or prior to the Closing Date, of the following conditions:

(a)    Warranties True. The warranties in Section 4 made by Subscriber shall be true and correct in all material respects (except for such warranties that are qualified by materiality which shall be true and correct in all respects) on and as of the Closing with the same effect as though such warranties had been made on and as of the Closing.

(b)    Performance. The Subscriber shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

(c)    Securities Law Compliance. The offer and sale of the Securities to the Subscriber pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

(d)    Consents, Permits, and Waivers. All consents, permits and waivers, if any, of any governmental authority or regulatory body that are required in connection with the transactions contemplated by this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

(e)    Documents. The Subscriber shall deliver or procure the delivery to the Company of the Amended and Restated Agreement, duly executed by the Subscriber.

6.    REGISTRATION RIGHTS; RULE 144; LEGEND REMOVAL.

6.1    Registration Rights. The Securities shall be “Registrable Securities” as that term is defined in the Amended and Restated Registration Rights Agreement, dated September 28, 2021, by and among the Company, CA Healthcare Acquisition Corp., a Delaware corporation, CA Healthcare Sponsor LLC, a Delaware limited liability company, and the equityholders of the Company listed on Exhibit A attached thereto (the “Registration Rights Agreement”), and the Subscriber will be entitled to the registration rights set forth in the Registration Rights Agreement for so long as such Securities remain Registrable Securities.

6.2    Rule 144 Reporting. With a view to making available to the Subscriber the benefits of certain rules and regulations of the Commission which may permit the sale of the Securities to the public without registration, the Company agrees to use commercially reasonable efforts to:

(a)    make and keep public information available, as those terms are understood and defined in Rule 144;

(b)    file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c)    furnish the Subscriber forthwith upon request (i) a written statement by the Company as to its compliance with the public information requirements of Rule 144, (ii) a copy of the most recent periodic report of the Company, and (iii) such other reports and documents as may be reasonably requested in availing the Subscriber of any rule or regulation of the Commission permitting the sale of any such securities without registration.

6.3    Removal of Restrictive Legend. The Securities, when issued, shall not bear the restrictive legend set forth in Section 4.5: (i) following a sale of such Securities pursuant to a registration statement covering the resale of such Securities, while such registration statement is effective under the Securities Act, (ii) following any sale of such Securities pursuant to Rule 144, (iii) if such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Securities and without volume or manner-of-sale restrictions or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company agrees that at such time as the restrictive legend set forth in Section 4.5 is no longer required under this section, then no later than five (5) business days following delivery by the Subscriber to the Company of customary representations regarding the facts to support the removal of the restrictive legends, the Company shall (x) in the event that such Securities are certificated, deliver or cause to be delivered to the Subscriber a certificate representing such Securities that is free from such restrictive legend, or (y) cause the removal any such restrictive legend in the Company’s records of its share capital.

7.    MISCELLANEOUS.

7.1    Withdrawal Right. The Securities to be issued pursuant to this Agreement shall be subject to the Withdrawal Right (such term as is defined in the Cooperation Agreement), and nothing in this Agreement is intended to limit, diminish or contradict the rights and obligations of the parties in the Cooperation Agreement. In the event of any inconsistency between this Agreement and the Cooperation Agreement, the Cooperation Agreement shall control.

7.2    Costs and Expenses. Each Party shall bear its own costs and expenses in connection with negotiation of this Agreement.

7.3    Governing Law. This Agreement (and any dispute or claim relating to it or its subject matter (including non-contractual claims)) is governed by and is to be construed in accordance with English law.

7.4    Jurisdiction. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any claim, dispute or issue (including non-contractual claims) which may arise out of or in connection with this Agreement or its enforceability.

7.5    Survival. The warranties of the Company and Subscriber contained in or made pursuant to this Agreement shall survive, any investigation made by the Subscriber, the execution and delivery of this Agreement and the Closing.

7.6    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither the Company nor Subscriber shall have the right to assign this Agreement without the prior written consent of the other party.

7.7    Entire Agreement. This Agreement including the exhibits and schedules attached hereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

7.8    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.9    Amendment and Waiver. This Agreement may be amended or modified, and the rights and the obligations of the Company and the rights and obligations of Subscriber may be waived, only upon the written consent of the Company and Subscriber.

7.10    Notices. All notices and other communications which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by electronic mail or facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

To the Company:

LumiraDx Limited

c/o Ocorian Trust (Cayman) Limited, PO Box 1350, Windward 3, Regatta Office Park, Grand Cayman KY1-1108 Cayman Islands92 Attention: Veronique Ameye, General Counsel and Company Secretary

Email: veronique.ameye@lumiradx.com

With a copy, which shall not constitute notice, to:

Fried, Frank, Harris, Shriver & Jacobson (London) LLP 100 Bishopsgate, London EC2N 4AG Attention: Ian Lopez Email: ian.lopez@friedfrank.com

To Subscriber:	Bill & Melinda Gates Foundation PO Box 23350 Seattle, Washington 98102 United States Attention: Vidya Vasu-Devan, Director, Strategic Investment Fund Email: SIFPortfolio@gatesfoundation.org

With a copy, which shall not constitute notice, to:

Morgan, Lewis & Bockius LLP Attention: Celia Roady Email: celia.roady@morganlewis.com or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day of receipt if sent by overnight courier or electronic mail; or (c) on the business day of receipt if sent by mail.

7.11    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.12    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Any or all parties may execute this Agreement by facsimile signature or scanned signature in PDF format and any such facsimile signature or scanned signature, if identified, legible and complete, shall be deemed an original signature and each of the parties is hereby authorized to rely thereon.

7.13    Broker’s Fees. Each party hereto warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the warranties in this Section 7.13 being untrue.

7.14    Termination. The parties hereto may terminate this Agreement by mutual written agreement. In addition, this Agreement may be terminated by either Subscriber or the Company on written notice to the other party if Closing has not occurred before August 31, 2022.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

EXECUTED by LUMIRADX LIMITED	)	/s/ R. Zwanziger
acting by a duly authorized officer	)	Name:	Ron Zwanziger
		Title:	Chief Executive Officer

EXECUTED by the BILL & MELINDA GATES	)	/s/ Carolyn Ainslie
FOUNDATION acting by a duly authorized officer	)	Name:	Carolyn Ainslie
		Title:	Chief Financial Officer

SCHEDULE

Amended and Restated Agreement

July     , 2022

LumiraDx Limited

3 More London Riverside

London

SE1 2AQ

United Kingdom

Attention: Chief Executive Officer, Chairman and Director

Re: Strategic Relationship between the Bill & Melinda Gates Foundation and LumiraDx Limited

Ladies and Gentlemen:

This Second Amended and Restated Letter Agreement (including all appendices and attachments hereto, the “Letter Agreement”) is entered into as of July     , 2022 between the Bill & Melinda Gates Foundation (the “Foundation”), a Washington charitable trust that is a tax exempt private foundation, and LumiraDx Limited, an exempted company with limited liability incorporated in the Cayman Islands under company number 314391 with its registered office at c/o Ocorian Trust (Cayman) Limited, PO Box 1350, Windward 3, Regatta Office Park, Grand Cayman KY1 1108, Cayman Islands (the “Company”). This Letter Agreement amends and restates in its entirety the Amended and Restated Letter Agreement entered into by and between the Company and the Foundation effective as of October 17, 2019 (the “Revised Agreement”) in connection with the Foundation’s program-related investment in the form of a loan by the Foundation to the Company in the amount of US$18,000,000 (the “Note Investment”); which amended and restated in its entirety the Letter Agreement entered into by and between the Company and the Foundation effective as of July 17, 2018 (the “Original Agreement”) in connection with the Foundation’s program related investment in the amount of US$19,998,823 in the Series A Convertible Preferred Shares of the Company (the “Preferred Investment”). This Letter Agreement is being entered into in connection with the program-related investment in the amount of US$25,000,000 in the Common Shares or Perpetual Preferred Shares of the Company (the “Equity Investment”, and together with the Note Investment and the Preferred Investment the “Foundation Investment”). The Foundation Investment is subject to the terms and conditions of the Subscription Agreement entered into by and between the Company and the Foundation effective as of July     , 2022, any other documents executed in connection with the Equity Investment, and the documents executed in connection with the Note Investment and the Preferred Investment (collectively, and together with this Letter Agreement and any additional documents that may be executed in connection with the Foundation Investment, in each case as amended from time to time in accordance with their terms, the “Investment Documents”). The Foundation is making the Foundation Investment to induce the Company to perform the Global Access Commitments set forth herein, and the Company acknowledges and agrees that it would not undertake such Global Access Commitments absent the Foundation Investment. The Foundation Investment is being made in accordance with the provisions of the Investment Documents and is conditioned upon the execution and delivery of the applicable Investment Documents by the parties thereto and the Foundation obtaining written legal opinions from tax counsel that the Foundation Investment qualifies as a program-related investment under the Code.

In consideration of the Foundation making the Foundation Investment on the terms and conditions stated herein and in the other Investment Documents, and for other good and valuable consideration, the parties hereto hereby irrevocably agree as follows:

1.	Definitions.

For the purposes of this Letter Agreement the following terms have the meanings indicated.

“Accelerated Commercialization Commitment” has the meaning given in Section 3(g)(i).

“Archetype Health System” has the meaning given in Section 3(g)(ii).

“Additional Assay Project” has the meaning given in Section 3(f)(i).

“Additional Project” has the meaning given in Section 3(f)(i).

“Affiliate” means, as to any person or entity, any person or entity that, directly or indirectly, controls, is controlled by or is under common control with such person or entity at any time and for so long as that control exists, where “control” (for purposes of this definition of “Affiliate” only) means having the decision-making authority as to the person or entity and, further, where that control will be deemed to exist where a person or entity owns more than 50% of the equity (or that lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote regarding composition of the board of directors or other body entitled to direct the affairs of the person or entity.

“Acquisition Transaction” means (a) the acquisition, directly or indirectly, after the date of this Letter Agreement, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of all outstanding voting securities of the Company, (b) a merger, consolidation or other similar transaction involving the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger, consolidation or other transaction hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger, consolidation or other transaction, or (c) an assignment, sale, transfer or exclusive license of all or substantially all of the Company’s assets, whether by merger, stock transfer, or otherwise.

“Challenging Market Countries” means those countries described as “Challenging Market Countries” on Appendix A.

“Charitability Default” has the meaning given in Section 5(b).

“Charitable Purpose” has the meaning given in Section 2(a).

“Claim” has the meaning given in Section 14.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment to Gender Diversity” has the meaning given in Section 7.

“Company” has the meaning given in the introductory paragraph.

“Developing Countries” means those countries described as “Developing Countries” on Appendix A.

“Equity Investment” has the meaning given in the introductory paragraph.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means (a) if the Foundation Securities are freely tradable, the closing price of the Foundation Securities on the most recent day the Foundation Securities were traded on the applicable exchange prior to the closing date of the redemption or purchase or (b) if the Foundation Securities are not freely tradable, the then current fair market value as determined by a mutually agreed upon (such agreement not to be unreasonably withheld) independent third-party appraiser.

“Fast Labs Products” has the meaning given in Section 3(c).

“Fast Labs Project” has the meaning given in Section 3(c).

“Foundation” has the meaning given in the introductory paragraph.

“Foundation Investment” has the meaning given in the introductory paragraph.

“Foundation Securities” has the meaning given in Section 5(c).

“Foundation-supported Entity” means an entity selected by the Foundation for participation in a project that receives funding, directly or indirectly, from the Foundation, collaborates with the Foundation, or both, for the purpose of accomplishing the Foundation’s charitable objectives.

“Funded Developments” has the meaning given in Section 3(n)(i).

“Global Access” means that (a) knowledge gained using the Foundation’s funding is promptly and broadly disseminated and (b) the products and technologies developed or supported with the Foundation’s funding will be made available and accessible at an affordable price to people most in need in Developing Countries.

“Global Access Commitments” has the meaning given in Section 3.

“Global Health Assay Development Project” has the meaning given in Section 3(b).

“Global Health License” has the meaning given in Section 3(n)(i).

“Government Provisioned” has the meaning given in Section 3(g)(ii)(A).

“Health Systems for Low Income People” has the meaning given in Section 3(g)(ii).

“HIV Viral Load Assay” has the meaning given in Section 3(d).

“HIV Viral Load Assay Development Project” has the meaning given in Section 3(d).

“HIV Viral Load Launch Project” has the meaning given in Section 3(e)(i).

“Indemnitees” has the meaning given in Section 14.

“Investment Documents” has the meaning given in the introductory paragraph.

“Joint Steering Committee” has the meaning given in Section 3(k)(i).

“Letter Agreement” has the meaning given in the introductory paragraph.

“Low Income People” means those individuals living at or below the World Bank poverty line for lower-middle-income countries, which, at the time of the execution of the Letter Agreement, is US$3.20 per day.

“Market Authorization” means appropriate authorization for commercialization of the Products received from the relevant regulatory body.

“Note Investment” has the meaning given in the introductory paragraph.

“Original Agreement” has the meaning given in the introductory paragraph.

“Partner with Health Systems for Low Income People” has the meaning given in Section 3(g)(iii).

“Platform Technology” means the Company’s research, development, clinical, regulatory, manufacturing, commercialization, service and support, and distribution capabilities in respect of point-of-care diagnostic tests, integrated assays, reagents, software and instruments, and health IT and care solutions. This may include, but is not limited to, technology related to the dissemination and/or storage and management of diagnostic results, associated patient-related data, and quality control related data (e.g. real-time instrument functionality and controls) within health systems. The Platform Technology includes technologies, materials, know-how, intellectual property, and intellectual property rights owned, controlled, or in licensed by the Company or its Affiliates, whether existing at closing or later developed, owned, controlled or in licensed by the Company or its Affiliates.

“Point of Care Commercialization Project” has the meaning given in Section 3(a).

“PPP/NGO Provisioned” has the meaning given in Section 3(g)(ii)(B).

“Preferred Investment” has the meaning given in the introductory paragraph.

“Private Sector Provisioned” has the meaning given in Section 3(g)(ii)(C).

“Product” means any diagnostic or other product or service developed pursuant to a Project.

“Proof of Concept Grant” is the grant entered into between the Foundation and the Company on November 5, 2019.

“Portfolio Manager” has the meaning given in Section 3(k)(ii).

“Projects” means the Point of Care Commercialization Project, the Global Health Assay Development Project, the Fast Labs Project, the HIV Viral Load Assay Development Project, the HIV Viral Load Assay Launch Project, the V7 Diagnostic Instrument Development Project, any Additional Project, and the Accelerated Commercialization Commitment.

“Public Market Provision” means Government Provisioned and PPP/NGO Provisioned together.

“Reasonable Efforts” means the level of effort the Company would expend in the development and commercialization of its lead commercial product(s).

“Revised Agreement” has the meaning given in the introductory paragraph.

“SOW” has the meaning given in Section 3(b).

“Strategic Plan” has the meaning given in Section 3(d).

“TPM” has the meaning given in Section 3(j)(ii).

“TPP” has the meaning given in Section 3(b).

“Trigger Event” has the meaning given in Section 3(n)(ii).

“V7 Diagnostic Instrument” means a diagnostic instrument to be developed by the Company with the features set forth in the V7 Diagnostic Instrument Target Product Profile that is low-cost, robust and appropriate for all clinical settings and intended to improve the access of people in Developing Countries to low cost point-of-care diagnostics, [***].

“V7 Diagnostic Instrument Development Plan” means the development plan for the V7 Diagnostic Instrument attached as Appendix J, as may be adjusted as part of the LMDX roadmap.

“V7 Diagnostic Instrument Development Project” has the meaning given in Section3(h).

“V7 Diagnostic Instrument Target Product Profile” means the target product profile for the V7 Diagnostic Instrument attached as Appendix I.

“WHO Essential Diagnostics List” means the list attached as Appendix B.

“WHO PQ” has the meaning given in Section 3(d).

“Withdrawal Right” has the meaning given in Section 5(c).

2.	Charitable Purpose; Use of Proceeds

(a)    Charitable Purpose. The Foundation is making the Foundation Investment as a “program-related investment” within the meaning of Section 4944(c) of the Code. The Foundation is committed to accelerating the development of lifesaving and low-cost drugs, therapeutics, diagnostics, and prophylactics to reduce the burden of disease in developing countries in furtherance of its mission to help all people lead healthy, productive lives. The Foundation’s primary purpose in making the Foundation Investment is to secure Global Access to new, low-cost products and services developed through the use of the Company’s proprietary capabilities and intellectual property, including in respect of (a) the commercialization of Point of Care diagnostic tests in developing countries; (b) the development of a global health assay; and (c) the development and commercialization of third-party platform compatible diagnostic products and tests (collectively, the “Charitable Purpose”). In furtherance of the Charitable Purpose, the Foundation Investment will secure the Global Access Commitments described below.

(b)    Use of Proceeds.

(i)    Preferred Investment. [***] million of the proceeds from the Preferred Investment were used solely to fund the HIV Viral Load Assay Development Project and improvements in the Platform Technology in connection with the HIV Viral Load Assay Development Project in furtherance of the Charitable Purpose. The remaining [***] million of the proceeds from the Preferred Investment was used solely to support the commercialization of the Platform Technology in Challenging Market Countries in accordance with the Accelerated Commercialization Commitment.

(ii)    Note Investment. All proceeds of the Loan were used solely to fund the V7 Diagnostic Instrument Development Project in furtherance of the Charitable Purpose.

(iii)    Equity Investment. [***] of the proceeds from the Equity Investment will be used solely to fund the Point of Care Commercialization Project; [***] will be used solely to fund the Global Health Assay Development Project. The remaining [***] of the proceeds from the Equity Investment will be used solely to fund the Company’s Fast Labs Project.

The proceeds from the Foundation Investment will not be required to be segregated in a separate account nor required to be used for dedicated employees or facilities.

3.	Global Access Commitments.

In furtherance of the Charitable Purpose and Global Access, the Company agrees to the following (collectively “Global Access Commitments”):

(a)    Point of Care Commercialization Project. The Company will support and expand its existing commitment to Partner with Health Systems for Low Income People through [***] described in Section 3(g)(iii) below and engage in the Governance and Project Management activities described in Section 3(k), together the “Point of Care Commercialization Project”.

(b)    Global Health Assay Development Project. The Company will utilize the Platform Technology to develop through Market Authorization either: (i) [***] assay for [***] or (ii) a [***] assay; with a mutually agreed upon Scope-of-Work (“SOW”) and Target Product Profile (“TPP”) between the Foundation and the Company ((i) and (ii) together, the “Global Health Assay Development Project”).

(c)    Fast Labs Project. The Company will utilize the Platform Technology to diligently develop according to a TPP mutually agreed upon between the Foundation and the Company and commercialize the Company’s [***] (the activities of which constitute the “Fast Labs Project” with the resulting products the “Fast Labs Products”).

The additional Global Access Commitments set forth in Sections 3(a), (b) and (c) above are in addition to and without prejudice to the existing Global Access Commitments under the Revised Agreement and restated below:

(d)    HIV Viral Load Assay Development Project. The Company will diligently conduct the HIV Viral Load Assay Development Project. “HIV Viral Load Assay Development Project” means (a) the Company’s development of an assay for HIV viral load (the “HIV Viral Load Assay”) in accordance with a mutually acceptable TPP attached as Appendix C and SOW attached as Appendix D through World Health Organization Pre-Qualification (“WHO PQ”) and (b) the development of a manufacturing, commercialization and distribution strategy (“Strategic Plan”) for delivery of point-of-care diagnostics within Developing Countries, including the HIV Viral Load Assay, which strategy will include the elements set forth in, and be consistent with, the SOW for the HIV Viral Load Assay.

(e)    HIV Viral Load Assay Launch Project.

(i)    Once the HIV Viral Load Assay has been developed as described above, the Foundation will have the right, at its discretion, to continue providing funding (directly or through a Foundation-supported Entity) to advance the HIV Viral Load Assay through commercialization and distribution of a final product in accordance with the Strategic Plan, HIV Viral Load Assay TPP and a second mutually acceptable SOW (the “HIV Viral Load Launch Project”). The HIV Viral Load Assay Launch Project may include applicable development, commercialization and associated activities conducted by the Company or partner(s) in accordance with the Strategic Plan or as otherwise agreed by the Company and Foundation, if and to the extent these activities are requested by the Foundation, including seeking applicable country-level regulatory approvals. If the HIV Viral Load Assay Launch Project is requested by the Foundation, it would be co-funded by additional funding from the Foundation or a Foundation-supported Entity pursuant to the Foundation’s standard funding terms and processes. The specific level and allocation of funding responsibilities between the parties (and potentially Foundation-supported Entities) for the HIV Viral Load Assay Launch Project will be mutually agreed in good faith in writing by the parties to fairly allocate the expected benefits between Developing Countries and developed countries.

(ii)    Any agreements for the HIV Viral Load Assay Launch Project will include a proposal describing the relevant work (including specific global access commitments) and other related documents acceptable to the Foundation, and will be consistent with the HIV Viral Load Assay TPP. The applicable funding agreements will also include a license to the HIV Viral Load

Assay and related technology and intellectual property rights (including the right to sublicense or a direct grant to Foundation-supported Entities) that is exercisable in the event of a breach of the Global Access Commitments related to the HIV Viral Load Assay Launch Project under the circumstances described below.

(f)    Additional Projects.

(i)    Additional Assay Projects. In addition to the Projects described above, if requested by the Foundation the Company will utilize the Platform Technology to diligently conduct up to five Additional Assay Projects at the Foundation’s discretion and subject to the terms below. “Additional Assay Project” means a project proposed by the Foundation or a Foundation- supported Entity and accepted and conducted by the Company utilizing the Platform Technology to develop an assay in accordance with a mutually agreed upon SOW and TPP, and potentially to further develop, commercialize, and distribute such assays under a similar launch project construct. The parties agree that the five assays covered under the Proof of Concept Grant, which include: a TB Nucleic Acid Test, a sickle cell disease test and three tests for maternal and antenatal care, exhaust all five Additional Assay Projects; provided that, the Foundation may propose additional projects (each an “Additional Project”) necessary to complete the Market Authorization and/or support the commercialization of any of the Additional Assay Projects.

(ii)    Terms of Additional Projects. Each Additional Project will be funded and conducted pursuant to the Foundation’s standard funding terms and processes, which would include a proposal prepared in good faith by the Company (which will be submitted within [***] after the Foundation’s initial request to the Company) describing the relevant work to be conducted by the Company and other related documents acceptable to the Foundation. If the Foundation requests that the Company continue development and commercialization of an assay developed through an Additional Assay Project, the Company will consider in good faith and the parties will negotiate in good faith the terms of the applicable grant documents for such work. To the extent the parties agree to continue support of an Additional Project, the specific level and allocation of additional funding responsibilities for such Additional Project will be mutually agreed in good faith in writing by the parties based on a fair allocation of the expected benefits between Developing Countries and developed countries.

(g)    Accelerated Commercialization Commitment.

(i)    The Company will diligently conduct the Accelerated Commercialization Commitment as further described below. “Accelerated Commercialization Commitment” means (A) the Company’s commitment to Partner with Health Systems for Low Income People and (B) the Company’s commitment to Align with Essential Diagnostic List Market Coordination.

(ii)    The health systems serving Low Income People in Challenging Market Countries are heterogenous and very different from those in the US and Europe. Often, they include the three archetype health delivery systems listed below. Each of these three health delivery systems operating in a Challenging Market Country is a different “Archetype Health System” and collectively these three Archetype Health Systems are defined as “Health Systems for Low Income People.”

(A)    “Government Provisioned” means government healthcare providers that are publicly owned and operated including community healthcare workers, primary and community health centers, district and regional health centers, government-run pharmacies and diagnostic labs, and government-supported ambulance services.

(B)    “PPP/NGO Provisioned” means public-private-partnerships or non-government organization providers of publicly or philanthropically owned and publicly or privately operated healthcare professionals operating community outreach programs (e.g., Médecins Sans Frontières), or healthcare services in partnership with governments (e.g. public- private-partnership clinics for outpatient care).

(C)    “Private Sector Provisioned” means providers that are privately owned and operated below the tertiary care level, including individual or consolidated chains of primary care clinics, pharmacies, ambulances, and home-based care services.

(iii)    The Company’s commitment to “Partner with Health Systems for Low Income People” consists of the following:

(A)    During the [***], Health Systems for Low Income People will have [***];

(B)    During the [***], Health Systems for Low Income People will have [***];

(C)    During the [***], Health Systems for Low Income People [***]; and

(D)    During the [***], Health Systems for Low Income People will [***].

(iv)    The Company’s commitment to “Align with Essential Diagnostic List Market Coordination” consists of good-faith efforts to achieve the following:

(A)    The Company will [***];

(B)    The Company will [***]; and

(C)    The Company will [***].

(v)    The Foundation understands that the achievement of the Accelerated Commercialization Commitments is dependent on the cooperation and/or purchase commitments of third-parties and the Archetype Health System operators. In the event the Company is concerned that a lack of cooperation or commitment from Archetype Health System operators will make it impossible to achieve one or more of the Accelerated Commercialization Commitments, the Company may request the Foundation to assist with discussions with such Archetype Health System operators and/or make other good-faith efforts to support the Company’s commercialization efforts. Where Accelerated Commercialization Commitments require changes or alterations (which are not foreseen under the Company business plans) to the Platform Technology, instrument or assays to adjust these for resource-poor settings or projects or specific delivery or service models, extensions to timelines may be required. In the event of such occurrence, the parties will discuss in good faith and (A) the Accelerated Commercialization Commitments may be modified; or (B) the Foundation may provide additional funding for such project to achieve the Accelerated Commercialization Commitments, each of (A) and (B) at the sole discretion of the Foundation.

(h)    V7 Diagnostic Instrument Development Project. The Company will utilize the Platform Technology to diligently develop the V7 Diagnostic Instrument and assays thereon through commercialization no later than [***] (“V7 Diagnostic Instrument Development Project”). The V7 Diagnostic Instrument will be developed in accordance with the V7 Diagnostic Instrument Development Plan. As part of the V7 Diagnostic Instrument Development Project, the Company will use Reasonable Efforts to achieve the COGS goals set forth in the V7 Target Product Profile. The Company will provide the Foundation with documentation in the form of copies of invoices, relevant regulatory filings and/or clearances, certified cost of goods statements and other documents that may be requested by the Foundation to demonstrate COGS of the V7 Diagnostic Instrument.

(i)    Receipt and Continuation of Licenses. The Foundation Investment will be conditioned on the Company’s receipt and continuation of all necessary licenses and rights with respect to the Platform Technology needed to perform the Global Access Commitments.

(j)    Pricing and Volume Commitments.

(i)    The Company agrees to make available to Low Income People in Developing Countries any Products developed and commercialized pursuant to the HIV Viral Load Assay Development Project, HIV Viral Load Assay Launch Project, any Additional Assay Project, the Global Health Assay Development Project, and the Fast Labs Project (a) at or below the price set forth in the applicable TPP and (b) in quantities meeting or exceeding those set forth in the applicable SOW (or other applicable global access agreements between the Foundation and the Company). Additionally, other Products developed and distributed by the Company will be commercialized in Challenging Market Countries consistent with the maximum pricing and capacity reservation schedule included in Appendix E. In the event that the Foundation notifies the Company of the Foundation’s concerns that the affordability and availability intent of Global Access is being violated in a specific Challenging Market Country, the parties agree to work together in good faith to rectify the concern to the satisfaction of the Foundation. These commitments do not apply to sales of Products used outside of the Developing Countries.

(ii)    Third party manufacturing. If the Foundation reasonably determines that the Company is unlikely to achieve prices and volumes for the HIV Viral Load Assay or a Fast Labs Product that are within [***] of the applicable maximum price and minimum volume commitments and that a third-party manufacturer (“TPM”) would likely be able to meet such price and volume commitments, the Foundation will notify the Company of such determination and provide a summary of the reasons for such determination in reasonable detail. During the [***] period following delivery of such notice, the parties will engage in good-faith discussions regarding the Company’s ability to achieve the applicable price and volume commitments, its plan for doing so (if applicable) and (if applicable) the reasons why a TPM may not be able to achieve such applicable price and volume commitments either. If the parties are unable to come to an agreement regarding a plan for the Company to achieve the applicable price and volume commitments for the HIV Viral

Load Assay or Fast Lab Product, in order to advance the Charitable Purpose the Company will license and transfer the necessary intellectual property and technology to such TPM (subject to such TPM entering into reasonable agreements with the Company regarding confidentiality and use of the technology and licenses solely for the purposes contemplated herein) in order to allow the production, testing, approval, and distribution of the HIV Viral Load Assay or Fast Lab Product for the Developing Countries at such committed lower pricing. The Foundation will be responsible for the reasonable costs payable for the transfer of the necessary technology to such TPM.

(iii)    V7 Diagnostic Instrument. The Company will make the V7 Diagnostic Instrument available to serve Low Income People in Challenging Market Countries at an affordable price that is no greater than the maximum price and in at least the minimum volumes set forth in the V7 Target Product Profile. These commitments do not apply to sales of products used outside of Challenging Market Countries or not targeting Low Income People.

(k)    Governance and Project Management.

(i)    Joint Steering Committee. The parties will each designate three individuals who are subject matter experts to be part of a joint steering committee (the “Joint Steering Committee”) that provides a forum for discussion of the progress of the (a) Platform Technology (b) the Projects and (c) any other activities with the Foundation including existing and future grants. It is agreed by the Parties that one of the individuals designated by the Company will be [***]. Certain key decisions of the Joint Steering Committee related to advancing to the next phase of development (as outlined in the existing and future SOW) will require the affirmative vote of the individuals designated by the Foundation. The Joint Steering Committee will meet via teleconference monthly through [***], at least once quarterly after that via teleconference and at least once annually in-person. With the agreement of both parties and subject to the execution of appropriate confidentiality agreements, third-parties may be invited from time to time to participate in certain Joint Steering Committee discussions, it being understood that the Company may object if competitive sensitive information would be released to one of its competitors. Furthermore, the Company will track and circulate to the Joint Steering Committee a dashboard report that will initially include the items noted in Appendix F and other information that the Joint Steering Committee identifies as important to achieve this commitment.

(ii)    Portfolio Manager. The Company will specifically appoint an employee whose sole responsibility is (i) ensuring the Company achieves its commitments to the Foundation (including Platform Technology development, Projects and any other activities with the Foundation including existing and future grants); and (ii) providing real-time reporting on the progress against those commitments to the Foundation (including but not limited to monthly meetings with Foundation representatives and quarterly submission of detailed written reports to the Foundation).

(iii)    Additional Communications. In addition, if requested by the Foundation, members of the Company’s technical team will meet with Foundation programmatic representatives at least once quarterly via teleconference or onsite visits at Company facilities to provide an update on any of the Projects, with such updates to provide a level of detail sufficient to assess the status of such Projects against the applicable SOW and TPPs (as applicable).

(l)    Publication; Access to Data and Information. The Company will (in addition to the publication requirements of any other agreements with the Foundation):

(i)    publish the results and information developed in connection with each Project within a reasonable period of time after such information or results are obtained, subject to reasonable delays or limitations on content of such publications that are necessary to protect intellectual property and trade secrets covering the Platform Technology itself. All publications must be made in accordance with “open access” terms and conditions consistent with the Foundation’s Open Access Policy (available at: http://www.gatesfoundation.org/How-We- Work/General-Information/Open-Access-Policy), which may be modified from time to time;

(ii)    promptly provide to the Foundation from time to time, upon the Foundation’s request, access to data and information regarding the Projects, the reasonably contemplated use of the Platform Technology for such Projects, and the considerations made by the Company with respect to accessibility, affordability and cost effectiveness; and

(iii)    promptly provide to the Foundation from time to time, upon the Foundation’s request, rights to share such data and information regarding the Projects, and the reasonably contemplated use of the Platform Technology for the Projects, subject to the reasonable need to protect confidential information and to avoid untimely public disclosures that may bar access to patent protection or public disclosures that may undermine trade secret protection.

(m)    No Inconsistent Rights. The Company will not grant to a third-party any rights or enter into any arrangements or agreements that would limit or restrict the Foundation’s rights to the Global Access Commitments.

(n)    Global Health License.

(i)    Global Health License. In connection with and relating to the Projects (other than any Additional Project that has not yet resulted in a product that was funded by the Foundation and sold in a Challenging Market Country), the Company hereby grants the Foundation and/or Foundation-supported Entities a worldwide, non-exclusive, non-terminable, perpetual, royalty-free license (with the right to sublicense) to the products, technologies, materials, processes, and other intellectual property and intellectual property rights developed using funds from the Foundation or a Foundation-supported Entity or developed in connection with the Company’s conduct of such Projects (the “Funded Developments”) and the background intellectual property of the Company that covers or is used in the Platform Technology and/or such Projects to use, reproduce, modify, make, distribute, sell, offer-for-sale, import, and otherwise dispose of diagnostic products and services directed at pathogens or diseases that disproportionately affect people in Developing Countries in a manner consistent with the Foundation’s Charitable Purpose (“Global Health License”). The Global Health License is a presently granted license. The Foundation will not exercise the Global Health License except in the event of a Trigger Event and Foundation’s rights upon exercise of such Global Health License will extend only to the Product or Project from which the Trigger Event arises and only in furtherance of the Foundation’s Charitable Purpose. In the event of a Trigger Event that applies only to a particular Product or Project, the Foundation will have the right to exercise the Global Health License (and the Company will have the obligation to take the further actions described in the following subsection (o) only for such Product or Project. For avoidance of doubt, Additional Projects that result in products funded by the Foundation and sold in one or more Challenging Market Countries shall be subject to the Global Health License which shall be exercisable only in the event of a Trigger Event.

(ii)    Trigger Events. The Foundation will not exercise its rights under the Global Health License (including its sublicensing rights) unless at least one of the following occurs (each, a “Trigger Event”):

(A)    a Charitability Default that remains uncured for 120 days following written notice by either party of such Charitability Default; or

(B)    the Company (1) institutes any bankruptcy, insolvency, appointment of a receiver and/or trustee or reorganization (in either case for the release of financially distressed debtors), general assignment for the benefit of creditors, winding-up, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction or any such proceeding is instituted against the Company which remains undismissed or unstayed for a period of [***] or (2) ceases to conduct business in the ordinary course or is determined to no longer be a going concern.

If either the Foundation or the Company becomes aware of a Trigger Event, it will promptly notify the other party in writing of the occurrence of such Trigger Event.

(o)    Cooperation; Technology Transfer. In connection with the exercise of any license hereunder the Company will take further actions, including technology transfer (subject to appropriate confidentiality obligations), as would be commercially reasonable industry practice at the time with respect to providing a biotechnology license to a third party, to accommodate that the Foundation, the Foundation’s sublicensees, and/or the relevant Foundation-supported Entity can effectively exercise the applicable Global Health License and use the related technology and manufacture the relevant Products if a Trigger Event occurs (including the right to reference regulatory filings related to the applicable Products), in each case solely as permitted under the Global Health License. Notwithstanding the foregoing, the technology transfer obligations described above will not apply with respect to the Company’s confidential manufacturing processes or technologies related to its Delta ModTech manufacturing line(s) so long as, if requested by the Foundation, the Company enters into and performs its obligations under a supply agreement with the Foundation or a Foundation-supported Entity for the manufacture of the applicable funded product at a price that does not exceed the Company’s cost of goods (Ex-Works) sold plus [***] and subject to other terms that are reasonably acceptable to the parties.

(p)    Intellectual Property Rights. The Company represents and covenants that the Company has and will continue to have all necessary rights to the Platform Technology (including all rights in any patents, copyrights, trademarks, trade secrets, data, confidential information, know-how, and other intellectual property or proprietary right) needed to perform the Global Access Commitments and grant the licenses hereunder.

(q)    Duration of Global Access Commitments. The Global Access Commitments will be ongoing and will continue for as long as the Foundation exists, except that the price and volume commitments set forth in Section 3(j)(iii) in respect of the V7 Diagnostic Instrument, or successor instrument, will expire [***] following the first commercial launch of the V7 Diagnostic Instrument in a Challenging Market Country.

4.	Survival of Global Access Commitments.

In the event of (i) an Acquisition Transaction, or (ii) the sale, exclusive license, or other transfer of the Platform Technology owned or controlled by the Company or the Funded Developments, the Global Access Commitments will survive and be assumed in full by the purchaser, transferee, licensee, or acquirer and the Company will take all action necessary to ensure such assumption. The Foundation will have the right to review the provisions of the written agreement with such third-party that relate to the assumption of the Global Access Commitments to confirm that the Global Access Commitments will survive and be assumed by the third-party and will continue to be directly enforceable by the Foundation. For clarity, notwithstanding anything to the contrary in this Letter Agreement, the Foundation’s rights hereunder that exist on the date of the Acquisition Transaction or sale, exclusive license, or other transfer of the Platform Technology or the Funded Developments will not be terminated by such transaction.

In addition, at the earlier to occur of (a) the agreement by the Company with a third party on the key terms of an Acquisition Transaction or (b) [***] prior to the closing of an Acquisition Transaction, the Company will provide the Foundation with written notice of the proposed Acquisition Transaction. The Company will also work in good faith with the Foundation and the proposed acquirer to develop and agree to (prior to the closing of such Acquisition Transaction) a written plan that is acceptable to the Foundation that provides adequate assurances of the continued performance and timely transition of the Global Access Commitments. Among other things, the plan will describe the resource commitments and timeline to support the transition and will provide that the personnel responsible for performance of the Global Access Commitments will have a level of knowledge and experience that is appropriate for such performance. Upon approval of the plan by the Foundation, the plan will become part of the Global Access Commitments and will be binding on the Company and acquirer.

5.	Withdrawal Right.

(a)    The Withdrawal Right described and defined in this Section 5 will be triggered only as a result of a Charitability Default.

(b)    A “Charitability Default” means that the Company (i) is in material breach of any of the Global Access Commitments, including the failure to conduct the Projects as described herein, other than for reasons of technical or scientific failure not within the control of the Company and not known to the Company at or before closing of each Foundation Investment, (ii) fails to comply with the restrictions in Sections 2 and 9 of this Letter Agreement on the use of proceeds from the Foundation Investment, or (iii) fails to comply with the other related U.S. legal obligations set forth in this Letter Agreement, including the requirements set forth in Sections 6, 9, 11, and 12. Each party agrees to promptly notify the other party in writing if it becomes aware of a Charitability Default and the Company will thereafter promptly provide to the Foundation a proposed strategy to remedy the Charitability Default. Notwithstanding the foregoing, the Foundation will not lose any rights or remedies solely as a result of a failure to notify the Company after it becomes aware of a Charitability Default.

(c)    If the Company fails to cure the Charitability Default within 120 days of the Foundation’s written notice of such Charitability Default, and if the Foundation holds any securities of the Company, including securities issued in respect of or upon conversion or exercise of such securities (collectively, the “Foundation Securities”) or any loans from the Foundation are outstanding, in each case issued or extended in connection with the Foundation Investment, the Company will have the obligation, if requested by the Foundation, to (i) redeem all of the Foundation Securities or locate a third-party that will purchase the Foundation Securities and (ii) to repay the entire unpaid principal and accrued and unpaid interest on such loans without presentment, demand, protest or notice of any kind, all of which are expressly waived ((i) and (ii), the “Withdrawal Right”). If the Company is unable to redeem all of the Foundation Securities, and no third party purchases the Foundation Securities, then the Company will use its best efforts to effect the Withdrawal Right, consistent with the Code and applicable law, as soon as practicable. During any period when the Company is unable to exercise its obligations with respect to the Withdrawal Right, the Company will not pay dividends on any of its capital stock, redeem the capital stock of any other stockholder of the Company (excluding repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof) or otherwise make any other distribution to any other stockholder of the Company (other than shares of common stock or stock options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Company). The Company’s obligations in connection with the Withdrawal Right will be subordinate to the Company’s repayment obligations with respect to the Senior Indebtedness (as defined in the Note Investment).

(d)    For redemption or purchase by the Company or a third-party pursuant to Section 5(c), the Foundation Securities will be valued at the greater of (i) the original purchase price attributable to such shares plus a [***] per annum compounding interest rate calculated from the date of issuance of the Foundation Securities through the date of redemption or purchase or (ii) Fair Market Value.

(e)    Notwithstanding any exercise of the Withdrawal Right by the Foundation, the Foundation’s rights under the Global Access Commitments will survive.

6.	Required Reporting; Audit Rights.

(a)    In addition to reports required to be delivered to the Foundation under the Investment Documents, the Company will furnish, or cause to be furnished, to the Foundation the following reports and certifications:

(i)    within [***] after the end of each of the Company’s fiscal years during which the Foundation owns any securities in the Company, a certificate from the Company signed by an officer of the Company and substantially in the form attached to this Letter Agreement as Appendix G, certifying that the requirements of the Foundation Investment set forth in this Letter Agreement were met during the immediately preceding fiscal year, describing the use of the proceeds of the Foundation Investment and evaluating the Company’s progress toward achieving the Global Access Commitments;

(ii)    within [***] after the end of the Company’s fiscal year during which the Foundation ceases to own any securities in the Company, a certificate from the Company signed by an officer of the Company and substantially in the form attached to this Letter Agreement as Appendix H, certifying that the requirements of the Foundation Investment set forth in this Letter Agreement were met during the term of the Foundation Investment, describing the use of the proceeds of the Foundation Investment and evaluating the Company’s progress toward achieving the Global Access Commitments;

(iii)    any other information respecting the operations, activities and financial condition of the Company as the Foundation may from time to time reasonably request to discharge any expenditure responsibility, within the meaning of Sections 4945(d)(4) and 4945(h) of the Code, of the Foundation with respect to the Foundation Investment, and to otherwise monitor the charitable benefits intended to be served by the Foundation Investment. The Foundation will reimburse the Company for any reasonable third-party expenses incurred by the Company in order to prepare any information the Company is required to prepare solely as a result of this Section 6(a)(iii); and

(iv)    full and complete financial reports of the type ordinarily required by commercial investors under similar circumstances to the extent required pursuant to Treasury Regulation 53.4945-5(b)(4).

(b)    At the Foundation’s reasonable request, the Company will provide the Foundation with a summary of scientific data and progress to date on all Projects and any Platform Technology related to the foregoing, and the considerations made by the Company with respect to accessibility, affordability and cost-effectiveness of the applicable Products for people and payors in Developing Countries, in addition to the information that may be required under any grant agreements or other funding agreements.

(c)    Without limiting the foregoing, at the Foundation’s request, the Company will permit the Foundation or its representatives to inspect (at a reasonable time and location) the scientific records of the Company relating to each Project with due regard to the reasonable need to protect trade secrets covering the Platform Technology.

(d)    The Company will maintain books and records adequate to provide information ordinarily required by commercial investors under similar circumstances, including accounting records and copies of any reports submitted to the Foundation related to each Project. The Company will retain such books, records, and reports for four years after the Foundation ceases to hold Company securities and will make such books, records, and reports available to the Foundation at reasonable times to enable the Foundation to monitor and evaluate how the Foundation’s funds have been used.

(e)    The Company will permit employees or agents of the Foundation at any reasonable time and upon reasonable prior notice, during normal business hours, to examine or audit the Company’s books and accounts of record and to make copies and memoranda of the same, in each case at the Foundation’s expense to audit the Company’s compliance with the use of the Foundation Investment and the Global Access Commitments. If the Company maintains any records (including computer-generated records and computer software programs for the generation of such records) in the possession of a third party, the Company, upon request of the Foundation, will notify such party to permit the Foundation free access to such records at all reasonable times and to provide the Foundation with copies of any records it may reasonably request in connection with such audit, request or inquiry, all at the Foundation’s expense.

7.	Gender Diversity and Board Observer.

The Company will on a best efforts basis maintain gender diversity in its organization, including amongst the board of directors, senior management team and employee workforce (the “Commitment to Gender Diversity”). In this regard, the Company will present its key gender diversity metrics, initiatives, and progress to the Company’s board of directors on a periodic basis (half-yearly, at minimum) for review and discussion.

In addition to the Foundation’s right to appoint a director to the Company’s Board of Directors (as set forth in the other Investment Documents), as long as the Foundation or an Affiliate thereof owns any Foundation Securities, the Foundation shall be entitled to designate one person to attend all meetings of the Company’s Board of Directors and committees thereof in a nonvoting observer capacity and the Company shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in a potential conflict of interest on the part of the Foundation.

8.	Assignment.

Notwithstanding anything in this Letter Agreement or any Investment Document to the contrary, the Foundation will have the right to assign this Letter Agreement or transfer the Foundation Securities to (a) any successor charitable organization of the Foundation from time to time that is a tax exempt organization as described in Section 501(c)(3) of the Code, or (b) any tax exempt organization as described in Section 501(c)(3) of the Code controlled by one or more trustees of the Foundation. The Foundation will notify the Company of any such assignment, including the identity of the assignee, in a timely manner. For the avoidance of doubt, if the Foundation transfers the Foundation Securities as permitted by this Section 8, the Foundation may assign to any such transferee all of its rights attached to such Foundation Securities, including the Withdrawal Right.

9.	Prohibited Uses.

The Company will not expend any proceeds of the Foundation Investment to carry on propaganda or otherwise to attempt to influence legislation, to influence the outcome of any specific public election or to carry on, directly or indirectly, any voter registration drive, or to participate or intervene in any political campaign on behalf of or in opposition to any candidate for public office within the meaning of Section 4945(d) of the Code. The proceeds of the Foundation Investment will not (a) be earmarked to be used for any activity, appearance or communication associated with the activities described in the foregoing sentence, nor (b) be intended for the direct benefit, and will not benefit, any person having a personal or private interest in the Foundation, including descendants of the founders of the Foundation, or persons related to or controlled by, directly or indirectly, such private interests.

For the avoidance of doubt, the Company will not use the funds received from the Foundation to pay a dividend or redeem shares.

10.	Disqualified Person.

Neither the Company nor (to the best knowledge of the Company) any stockholder of the Company is a “disqualified person” with respect to the Foundation (as the term “disqualified person” is defined in Section 4946(a) of the Code). The Foundation does not, and one or more disqualified persons with respect to the Foundation do not, directly or indirectly, control the Company.

11.	Anti-Terrorism.

The Company will not use any portion of the Foundation Investment, directly or indirectly, in support of activities (a) prohibited by U.S. laws related to combatting terrorism; (b) with persons on the List of Specially Designated Nationals (www.treasury.gov/sdn) or entities owned or controlled by such persons; or (c) with countries or territories against which the U.S. maintains comprehensive sanctions (currently, Cuba, Iran, Syria, North Korea, and the Crimean Region and so-called Luhansk and Donetsk People’s Republics of Ukraine), unless such activities are fully authorized by the U.S. government under applicable law and specifically approved by the Foundation in its sole discretion.

12.	Anti-Corruption and Anti-Bribery.

The Company will not offer or provide money, gifts, or any other things of value directly or indirectly to anyone in order to improperly influence any act or decision relating to the Foundation or any activities contemplated by this Letter Agreement or the Company’s organizational documents (e.g., certificate of incorporation or articles of association), including by assisting any party to secure an unlawful advantage. Training and information on compliance with these requirements are available at www.learnfoundationlaw.org.

13.	Public Reports; Use of Name.

The Foundation may include information on this investment in its periodic public reports and may make the investment public at any time on its web page and as part of press releases, public reports, speeches, newsletters and other public document, and to the extent required by applicable law or regulation. Any announcement of the Foundation Investment by any other party, including the Company, its representatives, directors, stockholders and agents, or any investor, will require the Foundation’s prior written approval. Such parties will also obtain the Foundation’s prior written approval for any other use of the Foundation’s name or logo in any respect; provided, however, that the Company may use the Foundation’s name for any uses that have been pre- approved in writing by the Foundation. Notwithstanding the foregoing, the Foundation’s name and logo will not be used by any party in any manner to market, sell or otherwise promote the Company, its products, services and/or business.

14.	Indemnification.

The Company will indemnify, hold harmless, and defend the Foundation and its co-chairs, trustees, directors, officers, employees, agents, and representatives (collectively, the “Indemnitees”) from and against any and all third party causes of action, claims, suits, legal proceedings, judgments, settlements, damages, penalties, losses, liabilities and costs (including reasonable attorneys’ fees and costs) (each a “Claim”) finally awarded to such-third party by a court of competent jurisdiction against any of the Indemnitees or agreed to as part of a monetary settlement of the Claim and arising out of or relating to: (a) bodily injury, death or property damage caused by the activities or omissions of the Company, including any development or commercialization or distribution activities carried out by the Company (including any failure to comply with applicable laws, regulations or rules in connection therewith), or by any product; or (b) any Claim that the Platform Technology, any Funded Development or any product infringes upon a patent, proprietary, or other intellectual property right of a third-party. The Foundation will give the Company prompt written notice of any Claim subject to indemnification; provided, that the Foundation’s failure to promptly notify the Company will not affect the Company’s indemnification obligations except to the extent that the Foundation’s delay prejudices the Company’s ability to defend the Claim. The Company will have sole control over the defense and settlement of each and every Claim, with counsel of its own choosing which is reasonably acceptable to the Foundation; provided, that the Company conducts the defense actively and diligently at the sole cost and expense of the Company and provided further that the Company will not enter into any settlement that adversely affects any Indemnitee without the applicable Indemnitee’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Foundation will provide the Company, upon request, with reasonable cooperation in connection with the defense and settlement of the Claim. Subject to the Company’s rights above to control the defense and settlement of Claims, the Foundation and any Indemnitee may, at its own expense, employ separate counsel to monitor and participate in the defense of any Claim under this Section 14.

The parties will not be liable to each other for any indirect, incidental, consequential, or special damages (including lost revenues, lost savings, or lost profits suffered by such other party) suffered by such other party arising under or in connection with this Letter Agreement, regardless of the form of action, whether in contract or tort, including negligence of any kind, whether active or passive, and regardless of whether the party knew of the possibility that such damages could result; provided, that to the extent an Indemnitee is entitled to be indemnified hereunder for Claims of third parties and such third party has been awarded indirect, incidental, consequential, reliance, or special damages (including lost revenues, lost savings, or lost profits), the Company’s indemnification obligations to the Indemnitee will extend to and include such third party’s indirect, incidental, consequential, reliance, or special damages (including lost revenues, lost savings, or lost profits). The parties further agree that under no circumstances will any party be liable to the other party (or to any Indemnitee) more than once for the same losses arising under or in connection with this Letter Agreement.

15.	Insurance.

The Company agrees to maintain insurance coverage sufficient to cover the activities, risks, and potential omissions in respect of the Projects in accordance with generally-accepted industry standards and as required by law. The Company will ensure all subcontractors maintain insurance coverage consistent with this paragraph.

16.	Compliance with Laws and Requirements; Responsibility.

The Company will comply with all applicable laws and regulations, including intellectual property laws. The Company will conduct, control, manage, and monitor the Projects in compliance with all applicable ethical, legal, regulatory, and safety requirements, including applicable international, national, local, and institutional standards. The Company will obtain and maintain all necessary approvals, consents, and reviews before conducting the applicable activity. If a Project involves:

(a)    any protected information (including personally identifiable, protected health, or third party confidential), the Company will not disclose this information to the Foundation without obtaining the Foundation’s prior written approval and all necessary consents to disclose such information;

(b)    children or vulnerable subjects, the Company will obtain any necessary consents and approvals unique to these subjects; or

(c)    any trial involving human subjects, the Company will adhere to current Good Clinical Practice as defined by the International Council on Harmonisation (ICH) E-6 Standards (or local regulations if more stringent) and will obtain applicable trial insurance.

The Company will be solely responsible and liable for all activities related to the conduct of the Projects. For avoidance of doubt, as between the Foundation and the Company, the Company will have responsibility for all clinical trials. Any activities by the Foundation in reviewing documents and providing input or funding do not modify the Company’s responsibility, including responsibility for determining and complying with the provisions of this Section 16.

17.	Entire Agreement; Modification.

The terms and conditions set forth in this Letter Agreement are in addition to the provisions stated in the other Investment Documents and the terms and conditions of this Letter Agreement will prevail over any inconsistent provision in any other Investment Document. No change, modification or waiver of any term or condition of this Letter Agreement will be valid unless it is in writing, it is signed by the party to be bound, and it expressly refers to this Letter Agreement.

18.	Authority; Governing Law.

Each of the signatories below covenants, represents and warrants that he, she or it had all authority necessary to execute this Letter Agreement and that, on execution, this Letter Agreement will be fully binding and enforceable in accordance with its terms, and that no other consents or approvals of any other person or third parties are required or necessary for this Letter Agreement to be so binding. This Letter Agreement will be governed by the laws of England and Wales, excluding its conflicts of laws provisions.

19.	Counterparts.

This Letter Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will be deemed to be and constitute one and the same instrument.

20.	Construction.

Section headings are not to be considered part of this Letter Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof, and will not effect the construction of this Letter Agreement. The words “include,” “includes” and “including” will be considered to be followed by the words “without limitation”.